Exhibit 99

             Bull Run Corporation Announces Third Quarter Results

    ATLANTA, July 15 /PRNewswire-FirstCall/ -- Bull Run Corporation
(OTC: BULL) today announced a net loss of $6.3 million for its third quarter ended May 31, 2004, compared to a net loss of $4.7 million for the same quarter in the prior fiscal year. Current year results were unfavorably affected by a $3.3 million non-cash goodwill impairment charge. The net loss for the nine months ended May 31, 2004 was $9.1 million, compared to a net loss of $10.9 for the same period in the prior fiscal year. Revenues from continuing operations for the current year were $14.3 million for the third quarter and $52.9 million for the nine months ended May 31, 2004. Prior year revenues from continuing operations were $18.2 million for the third quarter and $61.6 million for the nine months ended May 31, 2003. Prior year third quarter and nine-month results also included non-cash non-operating charges of approximately $1.6 million and $5.1 million, respectively, attributable to Bull Run's former equity investment assets, and prior year nine-month results included income of approximately $5.3 million from a discontinued business segment.

    Interest expense for the recently completed third quarter and nine-month period was $1.1 million and $3.3 million, respectively, compared to the $1.9 and $6.2 million incurred during the comparable third quarter and nine-month period of the prior fiscal year, respectively.

    Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences, national/global associations, and domestic and international grassroots sports and lifestyle events (including the three-on-three basketball "Hoop-It-Up National Tour" and the "got milk? 3-v-3 Soccer Shootout" national tour).

    Bull Run's common stock is quoted on the Pink Sheets
( www.pinksheets.com ), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at www.bullruncorp.com .

    Forward-Looking Statements

    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    Summarized financial results for each of the three months and nine months ended May 31, 2004 and 2003 follow:

                                BULL RUN CORPORATION
                         Comparative Results of Operations
                      (in thousands, except per share amounts)

                                        Three Months Ended   Nine Months Ended
                                              May 31,            May 31,
                                          2004     2003      2004      2003

      Revenue from services rendered     $14,298  $18,154   $52,853   $61,622
      Operating costs and expenses:
        Direct operating costs for
         services rendered                 9,739   11,873    36,197    42,718
        Selling, general and
         administrative                    6,189    6,715    18,229    19,449
        Amortization and impairment of
         acquisition intangibles           3,613      304     4,240       912
                                          19,541   18,892    58,666    63,079
          Loss from operations            (5,243)    (738)   (5,813)   (1,457)

      Equity in losses of affiliated
       companies                                       40                (153)
      Net change in value of certain
       derivatives                           400      155       947    (1,708)
      Loss on issuance of shares by
       affiliate                                                       (2,339)
      Loss on investment valuation
       adjustments                                 (1,650)             (2,627)
      Debt issue cost amortization          (294)    (585)     (878)   (1,739)
      Interest and other, net             (1,199)  (1,881)   (3,404)   (6,189)
         Loss from continuing operations  (6,336)  (4,659)   (9,148)  (16,212)
      Discontinued operations                                           5,267
         Net loss                         (6,336)  (4,659)   (9,148)  (10,945)

      Preferred dividends                   (568)    (288)   (1,658)     (828)
         Net loss available to common
          stockholders                   $(6,904) $(4,947) $(10,806) $(11,773)

      Loss per share available to common
       stockholders, basic and diluted:
      Continuing operations               $(1.44)  $(1.25)   $(2.38)   $(4.38)
      Discontinued operations                                            1.35
         Net loss                         $(1.44)  $(1.25)   $(2.38)   $(3.03)
      Weighted average number of common
       shares outstanding, basic
       and diluted                         4,798    3,971     4,546     3,890

SOURCE  Bull Run Corporation
    -0-                             07/15/2004
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-704-602-3107, both of Bull Run Corporation; or Gordon D. Whitener, Chief Executive Officer of Host Communications, Inc., +1-859-226-4356/
    /Web site:  http://www.bullruncorp.com /
    (BULL)

CO:  Bull Run Corporation; Host Communications, Inc.
ST:  Georgia
IN:  SPT ENT ADV OTC
SU:  ERN